Exhibit 9.01.6 Labor Force of Minnesota, Inc.

Audited balance sheets of Labor Force of Minnesota, Inc. as of December 25, 2005 and December 28, 2004, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 26, 2005 and December 28, 2004.

                         LABOR FORCE OF MINNESOTA, INC.

                              FINANCIAL STATEMENTS
                                      AS OF

                     DECEMBER 25, 2005 AND DECEMBER 26, 2004
                                       AND
                      BALANCE SHEET AS OF DECEMBER 28, 2003

                                       AND

                          INDEPENDENT AUDITOR'S REPORT

                         LABOR FORCE OF MINNESOTA, INC.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

INDEPENDENT AUDITOR'S REPORT                                                 1

FINANCIAL STATEMENTS

  Balance Sheets                                                            2-3

  Statements of Operations                                                   4

  Statements of Stockholders' Equity                                         5

  Statements of Cash Flows                                                   6

NOTES TO FINANCIAL STATEMENTS                                              7-13

                          INDEPENDENT AUDITOR'S REPORT

Shareholders
Labor Force of Minnesota, Inc.
Minot, North Dakota

We have audited the accompanying balance sheets of Labor Force of Minnesota, Inc. (a Minnesota S corporation) as of December 25, 2005, December 26, 2004 and December 28, 2003, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 25, 2005 and December 26, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Labor Force of Minnesota, Inc. as of December 25, 2005, December 26, 2004 and December 28, 2003, and the results of its operations and its cash flows for the years ended December 25, 2005 and December 26, 2004 in conformity with accounting principles generally accepted in the United States of America.

BRADY, MARTZ & ASSOCIATES, P.C.

January 20, 2006

                         LABOR FORCE OF MINNESOTA, INC.
                                 BALANCE SHEETS
           DECEMBER 25, 2005, DECEMBER 26, 2004 AND DECEMBER 28, 2003

                                     ASSETS

                                                             2005           2004           2003
                                                          -----------    -----------    -----------
CURRENT ASSETS
  Cash                                                    $   621,899    $   253,847    $   227,044
  Accounts receivable (net of allowance for
    doubtful accounts of $118,668 in 2005,
    $94,819 in 2004, and $70,126 in 2003)                   2,125,689      1,778,506        902,575
  Other receivables                                            22,715         21,567          1,828
  Prepaid expenses                                            174,240         36,432         20,587
                                                          -----------    -----------    -----------
  Total current assets                                    $ 2,944,543    $ 2,090,352    $ 1,152,034
                                                          -----------    -----------    -----------

PROPERTY AND EQUIPMENT
  Equipment                                               $   194,472    $   117,289    $   155,693
  Computer software                                            97,577         68,206         69,459
  Vehicles                                                     56,178         84,660         43,122
  Leasehold improvements                                       51,118         17,258          5,894
  Less accumulated depreciation                              (180,532)      (129,486)      (147,050)
                                                          -----------    -----------    -----------
  Net property and equipment                              $   218,813    $   157,927    $   127,118
                                                          -----------    -----------    -----------

OTHER ASSETS
  Notes receivable - related party                        $   383,620    $   183,452    $    56,144
  Interest receivable - related party                          23,769          9,481            145
  Intangible assets (net of accumulated amortization
    of $24,600 in 2005, $9,650 in 2004 and $33 in 2003)       233,900        228,850        162,467
                                                          -----------    -----------    -----------
  Total other assets                                      $   641,289    $   421,783    $   218,756
                                                          -----------    -----------    -----------

TOTAL ASSETS                                              $ 3,804,645    $ 2,670,062    $ 1,497,908
                                                          ===========    ===========    ===========


                        SEE NOTES TO FINANCIAL STATEMENTS

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                             2005           2004           2003
                                                          -----------    -----------    -----------
CURRENT LIABILITIES
  Accounts payable                                        $   152,951    $   370,142    $    95,499
  Management fee payable                                      721,088              0              0
  Accrued payroll                                             314,198        215,843        100,472
  Other accrued liabilities                                   291,199        220,045        164,025
  Short-term notes payable                                  1,625,500        578,472         75,000
  Current portion of long-term notes payable                   89,066         30,272         12,139
                                                          -----------    -----------    -----------
  Total current liabilities                               $ 3,194,002    $ 1,414,774    $   447,135
                                                          -----------    -----------    -----------

LONG-TERM LIABILITIES
  Deferred compensation                                   $         0    $         0    $     7,804
  Notes payable                                               135,929        120,401         97,290
  Less current portion shown above                            (89,066)       (30,272)       (12,139)
                                                          -----------    -----------    -----------
  Total long-term liabilities                             $    46,863    $    90,129    $    92,955
                                                          -----------    -----------    -----------

TOTAL LIABILITIES                                         $ 3,240,865    $ 1,504,903    $   540,090
                                                          -----------    -----------    -----------

STOCKHOLDERS' EQUITY
  Common stock - no par value; 10,000 shares
    authorized; 1,953 shares issued and outstanding       $     1,953    $     1,953    $     1,953
  Additional paid-in capital                                  118,339        118,339        118,339
  Retained earnings                                           443,488      1,044,867        837,526
                                                          -----------    -----------    -----------
  Total stockholders' equity                              $   563,780    $ 1,165,159    $   957,818
                                                          -----------    -----------    -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $ 3,804,645    $ 2,670,062    $ 1,497,908
                                                          ===========    ===========    ===========


                        SEE NOTES TO FINANCIAL STATEMENTS

                         LABOR FORCE OF MINNESOTA, INC.
                            STATEMENTS OF OPERATIONS
           FOR THE YEARS ENDED DECEMBER 25, 2005 AND DECEMBER 26, 2004


                                                    2005               2004
                                                ------------       ------------

REVENUE                                         $ 24,739,096       $ 17,907,352

COST OF SERVICES                                  18,445,837         13,175,714
                                                ------------       ------------

GROSS PROFIT                                    $  6,293,259       $  4,731,638
                                                ------------       ------------

OPERATING EXPENSES
  General operating expense                     $  2,222,006       $  1,227,874
  Administrative expense                           2,988,240          2,292,458
  Other operating expense                          1,033,949            795,810
  Depreciation and amortization                       84,260             59,464
                                                ------------       ------------
  Total operating expenses                      $  6,328,455       $  4,375,606
                                                ------------       ------------

OPERATING INCOME (LOSS)                         $    (35,196)      $    356,032
                                                ------------       ------------

OTHER INCOME (EXPENSE)
  Interest and dividend income                  $     18,528       $      9,199
  Miscellaneous income (expense)                     (30,833)           (20,107)
  Interest expense                                  (114,641)           (22,082)
  Royalty expense                                   (423,058)          (112,612)
  Loss on disposal of asset                          (10,777)            (1,059)
  Income tax expense                                  (5,402)            (2,030)
                                                ------------       ------------
  Total other income (expense)                      (566,183)      $   (148,691)
                                                ------------       ------------

NET EARNINGS (LOSS)                             $   (601,379)      $    207,341
                                                ============       ============


                        SEE NOTES TO FINANCIAL STATEMENTS

                         LABOR FORCE OF MINNESOTA, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
           FOR THE YEARS ENDED DECEMBER 25, 2005 AND DECEMBER 26, 2004

                                   Common Stock          Additional
                                   ------------            Paid-In      Retained
                               Shares        Amount        Capital      Earnings         Total
                             -----------   -----------   -----------   -----------    -----------
BALANCE, DECEMBER 28, 2003         1,953   $     1,953   $   118,339   $   837,526    $   957,818

     Net earnings                                    0             0       207,341        207,341
                             -----------   -----------   -----------   -----------    -----------

BALANCE, DECEMBER 26, 2004         1,953   $     1,953   $   118,339   $ 1,044,867    $ 1,165,159
                             -----------   -----------   -----------   -----------    -----------

     Net loss                          0             0             0      (601,379)      (601,379)
                             -----------   -----------   -----------   -----------    -----------

BALANCE, DECEMBER 25,2005          1,953   $     1,953   $   118,339   $   443,488    $   563,780
                             ===========   ===========   ===========   ===========    ===========


                        SEE NOTES TO FINANCIAL STATEMENTS

                         LABOR FORCE OF MINNESOTA, INC.
                            STATEMENTS OF CASH FLOWS
           FOR THE YEARS ENDED DECEMBER 25, 2005 AND DECEMBER 26, 2004

                                                             2005           2004
                                                          -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings (loss)                                     $  (601,379)   $   207,341
  Adjustments to reconcile net earnings (loss) to
   net cash used in operating activities:
  Depreciation                                                 84,260         59,464
  Loss on disposal of asset                                    10,777          1,059
  Effects on operating cash flows due to changes in:
      Accounts receivable                                    (347,183)      (875,931)
      Other receivables                                          (685)       (19,739)
      Prepaid expenses                                       (137,808)       (15,845)
      Interest receivable - related party                     (14,288)        (9,336)
      Accounts payable                                       (217,191)       274,643
      Management fee payable                                  721,088              0
      Accrued payroll                                          98,355        115,371
      Other accrued liabilities                                71,154         56,020
      Deferred compensation                                         0         (7,804)
                                                          -----------    -----------
  Net cash used by operating activities                   $  (332,900)   $  (214,757)
                                                          -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sale of property and equipment           $     5,650    $         0
   Purchase of property and equipment                        (146,623)       (81,715)
   Purchase of intangible assets                              (20,000)       (76,000)
   Increase in related party notes receivables               (200,631)      (127,308)
                                                          -----------    -----------
   Net cash used by investing activities                  $  (361,604)   $  (285,023)
                                                          -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from short-term notes payable                 $ 1,372,028      1,218,094
   Repayment of short-term notes payable                     (325,000)      (714,622)
   Proceeds from long-term notes payable                       50,000         40,056
   Repayment of long-term notes payable                       (34,472)       (16,945)
                                                          -----------    -----------
   Net cash provided by financing activities              $ 1,062,556    $   526,583
                                                          -----------    -----------

NET INCREASE IN CASH                                      $   368,052    $    26,803

CASH AT BEGINNING OF YEAR                                     253,847        227,044
                                                          -----------    -----------

CASH AT END OF YEAR                                       $   621,899    $   253,847
                                                          ===========    ===========
SCHEDULE OF OTHER CASH FLOW INFORMATION
     Cash paid during the year for:
     Income taxes                                         $     5,402    $     2,030
     Interest                                                 114,641         22,082


                        SEE NOTES TO FINANCIAL STATEMENTS

                         LABOR FORCE OF MINNESOTA, INC.
                          NOTES TO FINANCIAL STATEMENTS
           DECEMBER 25, 2005, DECEMBER 26, 2004 AND DECEMBER 28, 2003

NOTE 1 - NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

      Nature of operations - Labor Force of Minnesota, Inc. (the Company), a Minnesota S corporation, provides manual labor jobs, direct hire placement, temporary office staffing, and events and hospitality staffing to customers primarily in the industrial and small business markets from sixteen offices located in the states of Minnesota, North Dakota, South Dakota and Nebraska. The Company grants credit to customers in all of these locations.

      The Company operates under the trade names "Labor Now", "Command Center, Command Events", "Command Labor" and "Command Labor and Staffing". The "Labor Now" trade name is owned by Labor Management, LLC, a related party. The "Command Center, Command Events", "Command Labor" and "Command Labor and Staffing" trade names are owned by unrelated parties and the Company has franchise agreements with those entities.

      Basis of accounting - The Company prepares its financial statements on the accrual basis. Consequently, revenue and related assets are recognized when earned, and expenses and liabilities are recognized when the obligation is incurred.

      Fiscal year - The Company's fiscal year is a 52 or 53 week period ending on the last Sunday in December. The financial statements include the operations of the Company for the 52 weeks ended December 25, 2005 and December 26, 2004.

      Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Individual customer receivables are also reviewed considering the customer's financial condition, credit history, and current economic conditions. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

      A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days. Interest is charged on trade receivables that are outstanding for more than 30 days and is recognized as it is charged.

      Property and equipment are recorded at original cost. Additions, improvements, or major renewals are capitalized. Any gains or losses on property and equipment disposed of in the ordinary course of business are reflected currently in operations.

      Depreciation is computed using accelerated methods over the following lives:

                    Equipment                          5-7 years
                    Computer software                   3 years
                    Vehicles                            5 years
                    Leasehold improvements              7 years

      Intangible assets - Intangible assets include goodwill, franchise fees, client list, trademark and covenant not to compete. Franchise fees, client list and trademark are being amortized on a straight-line basis over 10 years and covenant not to compete over 3 years. FASB Statement No. 142 does not allow the amortization of goodwill. The Company tests goodwill for impairment annually at year- end.

      Income taxes - The Company has elected to have its income taxed to the shareholders under Subchapter S of the Internal Revenue Code. Therefore, net income or loss of the Company is passed through to the individual shareholders and income taxes are paid at the shareholder level.

      Advertising costs are expensed as incurred. Advertising expense was $160,574 and $119,904 for the years ended December 25, 2005 and December 26, 2004, respectively.

      Use of estimates - The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 - INTANGIBLE ASSETS AND GOODWILL

      The Company has applied FASB No. 142, Goodwill and Other Intangible Assets. Among its provisions is a requirement that the Company classify its intangible assets between assets subject to amortization and assets not subject to amortization. The following is a summary of the Company's intangible assets as of December 25, 2005, December 26, 2004 and December 28, 2003:

                                               Gross Carrying               Accumulated
                                                   Amount                   Amortization
                                 ------------------------------   ------------------------------
                                   2005       2004       2003       2005       2004       2003
                                 --------   --------   --------   --------   --------   --------
Subject to Amortization:
  Franchise fees, trademark,     $ 93,000   $ 73,000   $  2,000   $ 24,600   $  9,650   $     33
  client list and covenant not
   to compete
Not Subject to Amortization:
  Goodwill                       $165,500   $165,500   $160,500   $      0   $      0   $      0

      Amortization expense recognized on amortizable intangibles totaled $14,950 and $9,617 for the years ended December 25, 2005 and December 26, 2004, respectively. Amortization expense for the next five years is estimated as follows:

                           2006            $15,100
                           2007              8,433
                           2008              5,100
                           2009              5,100
                           2010              5,100

      FASB Statement No. 142 does not allow the Company to amortize goodwill and instead requires the Company to test goodwill for impairment. The Company tests for impairment annually at year end. There were no changes in the carrying amount of $165,500 in the year ended December 25, 2005.

      Changes in the carrying amount of goodwill for the year ended December 26, 2004 are as follows:

               Balance at 12/28/03            $160,500
               Acquired during 2004              5,000
                                              --------
               Balance at 12/26/04            $165,500
                                              ========

NOTE 3 - DEFERRED COMPENSATION

      The Company had established a deferred compensation account for one of its shareholders. The account was increased when compensation was earned and the shareholder elected to defer the payment of the compensation. There is no scheduled payout of the balance. During 2004, management elected to pay the deferred compensation in full to the shareholder. The balance in the deferred compensation account was $0 as of December 25, 2005 and December 26, 2004 and $7,804 as of December 28, 2003.

NOTE 4 - LINE OF CREDIT

      The Company had a revolving line of credit agreement with Wells Fargo Bank Minnesota, N.A. that expired on January 24, 2004. The agreement allowed the Company to borrow up to $250,000 at a variable interest rate based on the Prime Rate set from time to time by Wells Fargo Bank, National Association. The balance on the line of credit as of December 28, 2003 was $75,000. The line was secured by accounts receivable and an investment account owned by a shareholder of the Company. The line was also guaranteed by shareholders of the Company.

      In February 2004, a line of credit was established with Paragon Bank in the amount of $650,000. The line carried a variable interest rate which was 250 basis points over the prime rate. The line was secured by all property, including accounts receivable, computer software, furniture, fixtures and equipment and was guaranteed by shareholders of the Company as well as Labor Management, LN Temporary Services, LLC and AQRS, LLC, all related parties. The line was set to mature on February 23, 2005, however it was paid off in December 2004.

      In October 2004, a line of credit was established with Beacon Bank in the amount of $900,000. The available line increased to $1,600,000 in March 2005 and then to $2,100,000 in November 2005. The line is scheduled to mature on February 1, 2006 with a renewal option. The interest rate is variable based on the Wall Street Journal Prime Rate plus 2% adjusted daily. The interest rate was 9.25% as of December 25, 2005. The line is secured by all business assets, including accounts receivable, computer software, furniture, fixtures and equipment. The line is also guaranteed by shareholders of the Company. The outstanding balance owed on the line at December 25, 2005 and December 26, 2004 was $1,625,500 and $578,472,
      respectively.

NOTE 5 - LONG-TERM NOTES PAYABLE

      The Company entered into a long-term financing arrangement with Temps Unlimited of Nebraska, LLC (TUI-NE) on February 1, 2003 as part of the Omaha, Nebraska asset purchase. The original amount of the note was $106,500. The note is non-interest bearing and is unsecured. Monthly payments are scheduled to be 1.5% of the first $100,000 in sales from the Omaha, Nebraska location that are actually collected in the immediately preceding month, plus 2% of all sales over $100,000 actually collected in the immediately preceding month. The final payment of the remaining balance, if any, shall be due on March 10, 2006. The note may be paid in full or in part at any time prior to maturity without penalty. If the note is not paid at or before maturity, the note shall bear a default interest rate of 12%. The balance on this note was $65,053, $80,924 and $97,290 as of December 25, 2005, December 26, 2004 and December 28, 2003 respectively. The current portion of long-term notes payable to TUI - NE was $65,053 as of December 25, 2005 based on the terms of the agreement.

      During 2004, the Company entered into a long-term financing arrangement with GMAC for the purchase of a 2004 Yukon. Monthly payments of $776, which include interest at a fixed rate of 5.99%, are required with a final maturity date of November 2009. The balance on this note was $32,305 and $39,477 as of December 25, 2005 and December 26, 2004, respectively.

      During 2005, The Company entered into a long-term financing arrangement with Beacon Bank in the amount of $50,000. Monthly payments of $1,535, which include interest at a fixed rate of 6.50%, are required. The note is scheduled to mature on March 1, 2008. The note is secured by all business assets, including accounts receivable, computer software, furniture, fixtures and equipment. The balance on the note was $38,571 as of December 25, 2005.

      The aggregate amount of required future principal payments on the long-term notes payable as of December 25, 2005 is as follows:

           Year ending December
                  2006                                  $     89,066
                  2007                                        25,581
                  2008                                        13,253
                  2009                                         8,029
                                                        ------------
                  Total due                             $    135,929
                                                        ============

NOTE 6 - RELATED PARTY TRANSACTIONS

      The Company has a note receivable from Myron Thompson, a shareholder, in the amounts of $43,984 and $32,743 at December 25, 2005 and December 26, 2004, respectively. There is no interest rate attached to the note and it is due on demand.

      The Company has notes receivable from Kevin Semerad, a shareholder, in the amounts of $99,904, $40,827 and $27,939 as of December 25, 2005, December 26, 2004, and December 28, 2003, respectively. The Company has notes receivable from Darren Watson, a shareholder, in the amounts of $37,232, $33,882, and $28,205 as of December 25, 2005, December 26, 2004, and
      December 28, 2003, respectively. Terms of the notes state that fifty percent of distributions received by these shareholders from the Company are to be applied first to accrued interest and then to the principal balance of the notes. The notes carry an interest rate of 5%. Interest income received from Kevin Semerad was $2,089 and $0 in 2005 and 2004, respectively. Interest income received from Darren Watson was $2,122 and $0 in 2005 and 2004, respectively.

      The Company has notes receivable from LN Management of $202,500 and $76,000 as of December 25, 2005 and December 26, 2004, respectively. The notes carry an interest rate of 12% and are due on demand. Shareholders of the Company are members in LN Management, LLC.

      The Company also has a lease for its St. Cloud location with LN Management as disclosed in Note 7.

      The Company charged fees to AQRS, LLC in the amount of $89,376 and $124,360 during 2005 and 2004, respectively. These fees were for accounting fees, insurance, payroll and related taxes, travel and education, credit card fees and other general expenses. The Company has accounts receivable from AQRS, LLC in the amount of $169,554 and $118,984 as of December 25, 2005 and December 26, 2004, respectively. A shareholder of the Company is a member in AQRS, LLC.

      The Company has an agreement with Food Management Investors, Inc. (FMI) to provide administrative services. FMI charged the Company $72,602 in 2005 and $53,456 in 2004 for administrative expenses and other reimbursable expenses. FMI is owned by a shareholder of the Company.

      The Company incurred management fees with LN Management, LLC of $492,244 and $321,767 during 2005 and 2004, respectively. The management fees are calculated as 3% of gross labor sales. Management fees are waived the first six months a branch is open. The Company owed LN Management, LLC $527,468, $19,356 and $2,344 as of December 25, 2005, December 26, 2004
      and December 28, 2003, respectively. LN Management, LLC is owned by shareholders of the Company.

      The Company incurred management fees with Labor Management, LLC of $228,844 and $212,460 during 2005 and 2004, respectively. The management fees are calculated as 3% of gross labor sales. Management fees are waived the first six months a branch is open. The Company owed Labor Management, LLC $253,163 and $13,540 as of December 25, 2005 and December 26, 2004,
      respectively. Labor Management, LLC is owned by shareholders of the Company.

      The  Company   had  an   agreement   with  Flying  Too,   LLC  to  provide
      transportation services. Flying Too, LLC charged the Company $46,008 during 2004. Flying Too, LLC is owned by a shareholder of the Company.

NOTE 7 - LEASE COMMITMENTS

      The Company leases facilities at each location in which they operate. They also lease equipment and storage space on a month to month basis. The total rent expense totaled $292,980 and $226,499 for 2005 and 2004, respectively. Some of the facility leases are noncancelable and expire at various times from March 2006 to August 2010. Rent expense under the noncancelable leases totaled $272,377 and $134,898 for 2005 and 2004, respectively.

      The Company leases a building for its St. Cloud location from LN Management, LLC. Shareholders of the Company are members in LN Management, LLC. The noncancelable lease agreement became effective November 1, 2004 and will expire November 1, 2007. The monthly lease payment is $1,423.

      Future minimum rental commitments for these leases are as follows:

                           2006                     $ 260,845
                           2007                       206,323
                           2008                       130,337
                           2009                       120,267
                           2010                        33,711
                                                    ---------
                           Total                    $ 751,483
                                                    =========

NOTE 8 - RETIREMENT PLAN

      The Company has a 401(k) plan covering employees who meet certain age and service requirements. Employer contributions and administrative costs totaling $31,679 and $27,892 for 2005 and 2004, respectively, are reflected in these financial statements.

NOTE 9 - SELF-FUNDED HEALTH INSURANCE

      The Company established an employee benefit plan to self-insure health insurance claims up to $20,000 per year for each individuals covered. Claims above $20,000 are covered by a stop-loss insurance policy. The Company and its covered employees contribute to the fund to pay claims and stop-loss insurance premiums. At December 25, 2005, management believes that the Company has made provisions sufficient to cover estimated claims, including claims incurred but not yet reported.

NOTE 10 - MERGER AND ACQUISITION

      On May 31, 2004, the Company purchased 100% of the assets from Staffing A la Carte, Inc. in order to expand its operations in the Minneapolis, Minnesota, location. A summary of the assets purchased is as follows:

      Property and equipment                                      $  8,500
      Client List                                                   20,000
      Goodwill - not subject to amortization                         5,000
      Covenant not to compete                                       30,000
      Trademark                                                     13,000
                                                                  --------
      Total purchase price                                        $ 76,500
                                                                  ========

      On February 1, 2003, the Company purchased 100% of the assets from Temps Unlimited of Nebraska, LLC (TUI-NE) in order to expand its operations to include the Omaha, Nebraska location. TUI-NE operated a temporary staffing and labor company in Omaha, Nebraska under the trade name "Command Labor". A portion of the purchase price was financed with a note payable to TUI-NE as disclosed in Note 5. A summary of the assets purchased is as follows:

      Property and equipment                                      $ 17,500
      Goodwill - not subject to amortization                       124,500
                                                                  --------
      Total purchase price                                        $142,000
                                                                  ========

NOTE 11 - CONTINGENCY

      The Company is currently undergoing an IRS payroll audit for the year 2003. The impact of this audit, if any, is not currently determinable.

NOTE 12 - SUBSEQUENT EVENT

      An agreement has been reached to sell all business operations of the Company to Temporary Financial Services, Inc., a Washington corporation, effective April 1, 2006.


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